Exhibit 99.1

Xencor, Inc. Announces Proposed Public Offering of Common Stock

MONROVIA, Calif., February 23, 2015 /PRNewswire/ — Xencor, Inc. (NASDAQ: XNCR) today announced that it intends to offer and sell, subject to market and other conditions, up to 5,500,000 shares of its common stock in an underwritten public offering. Xencor expects to grant the underwriters a 30-day option to purchase up to an additional 825,000 shares of common stock offered in the public offering.  All of the shares are being offered by Xencor. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Leerink Partners is acting as sole book-running manager in the offering.  Wedbush PacGrow Life Sciences and Oppenheimer & Co. are acting as co-managers in the offering.

The shares of common stock described above are being offered by Xencor pursuant to a shelf registration statement filed by Xencor with the Securities and Exchange Commission (“SEC”) that was declared effective on January 23, 2015. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com or by telephone at (800) 808-7525.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Investor Contact:
Xencor, Inc.
John Kuch, Vice President Finance, Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:
Jason I. Spark
Canale Communications for Xencor
619-849-6005
jason@canalecomm.com